As filed with the Securities and Exchange Commission on May 19, 2010
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Mylan Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	25-1211621
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1500 Corporate Drive
Canonsburg, Pennsylvania 15317
(724) 514-1800
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John D. Sheehan
Chief Financial Officer
Mylan Inc.
1500 Corporate Drive
Canonsburg, Pennsylvania 15317
Telephone: (724) 514-1800
Facsimile: (724) 514-1870
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to

Stacy J. Kanter, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036
Telephone: (212) 735-3000
Facsimile: (212) 735-2000

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☑

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

	Amount to be Registered/Proposed Maximum
Title of Each Class of	Offering Price Per Unit/Proposed Maximum	Amount of
Securities to be Registered	Aggregate Offering Price	Registration Fee
Debt Securities	(1)	$0(1)
Preferred Stock, par value $0.50	(1)	$0(1)
Common Stock, par value $0.50(2)	(1)	$0(1)

(1)	An unspecified aggregate initial offering price or number of the securities of each identified class is being registered as may from time to time be offered at unspecified prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. In accordance with Rules 456(b) and 457(r) under the Securities Act, the registrant is deferring payment of the entire registration fee.

(2)	The rights to purchase shares of our Series A Junior Participating Preferred Stock initially are attached to and trade with the shares of our common stock being registered hereby. The value attributed to such rights, if any, is reflected in the market price of our common stock.

MYLAN INC.

Debt Securities
Preferred Stock
Common Stock

Mylan Inc., from time to time, may offer to sell, issue and sell senior or subordinated debt securities, preferred stock and common stock. In addition, selling shareholders to be named in a prospectus supplement may offer, from time to time, shares of our common stock. The debt securities and preferred stock may be convertible into or exercisable or exchangeable for our common stock, our preferred stock, our other securities or the debt or equity securities of one or more other entities. Our common stock is listed on The NASDAQ Stock Market and trades under the symbol “MYL.”

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus.

Investing in our securities involves risks.  You should carefully consider the information referred to under the heading “Risk Factors” on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated May 19, 2010

In this prospectus, except as otherwise indicated, “Mylan,” “we,” “our,” and “us” refer to Mylan Inc. and its consolidated subsidiaries. References herein to a fiscal year mean the fiscal year ended December 31.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings, and selling shareholders to be named in a prospectus supplement may, from time to time, sell common stock in one or more offerings.

This prospectus provides you with a general description of the securities that we may offer as well as the shares of common stock that selling shareholders may offer. Each time we sell securities or selling shareholders sell shares of common stock, we will provide a prospectus supplement that contains specific information about the terms of that offering. The prospectus supplement may also add information to this prospectus or update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully this prospectus and any prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are available to the public through the SEC’s website at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is part of the registration statement and does not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers. You may inspect without charge a copy of the registration statement at the SEC’s Public Reference Room in Washington D.C., as well as through the SEC’s website.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” documents we file with the SEC into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered part of this prospectus. Any statement in this prospectus or incorporated by reference into this prospectus shall be automatically modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in a subsequently filed document that is incorporated by reference in this prospectus modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference into this prospectus the documents listed below and all documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, prior to the completion of the offering of all securities covered by the respective prospectus supplement:

•	our Annual Report on Form 10-K for the year ended December 31, 2009 filed on February 26, 2010;

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•	our Quarterly Report on Form 10-Q for the period ended March 31, 2010 filed on April 30, 2010;

•	our Current Reports on Form 8-K filed on February 25, 2010 with respect to Item 5.02, March 5, 2010, May 5, 2010, May 14, 2010, May 18, 2010 and May 19, 2010;

•	our Definitive Proxy Statement on Schedule 14A filed on April 5, 2010; and

•	the description of our common stock set forth in our Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on April 3, 1986, including any amendment or report filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or telephoning us at:

Mylan Inc.
1500 Corporate Drive
Canonsburg, Pennsylvania 15317
Attention: Investor Relations
Telephone: (724) 514-1800

You should rely only on the information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with different or additional information. We are not offering to sell or soliciting any offer to buy any securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or in any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein may include forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include, without limitation, statements about our market opportunities, strategies, competition, and expected activities and expenditures and at times may be identified by the use of words such as “may,” “could,” “should,” “would,” “project,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” “forecast,” “potential,” “intend,” “continue” and variations of these words or comparable words. Forward-looking statements inherently involve risks and uncertainties. Accordingly, actual results may differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the risks described under “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the period ended March 31, 2010. Forward-looking statements speak only as of the date on which they are made. We expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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MYLAN INC.

Long considered a leader in the United States (“U.S.”) generic pharmaceutical market, Mylan has grown into a worldwide pharmaceutical leader and is currently the third largest generic and specialty pharmaceutical company in the world, in terms of revenues. This evolution has taken place through organic growth and external expansion. Organically, we have attained a position of leadership in the U.S. generic pharmaceutical industry through our ability to obtain Abbreviated New Drug Application approvals and our reliable supply chain. Through the acquisition of Matrix Laboratories Limited (“Matrix”) and the acquisition of Merck KGaA’s generics and specialty pharmaceutical business (“the former Merck Generics business”), we have created a horizontally and vertically integrated platform with global scale, a diversified product portfolio and an expanded range of capabilities that position us well for the future. We believe that as a result of these acquisitions we are less dependent on any single market or product and are able to compete successfully on a global basis.

Through Matrix, an Indian subsidiary, we manufacture and supply low cost, high quality active pharmaceutical ingredient (“API”) for our own products and pipeline, as well as for third parties. Matrix is one of the world’s largest API manufacturers with respect to the number of drug master files filed with regulatory agencies. Matrix is also a leader in supplying API for the manufacturing of anti-retroviral (“ARV”) drugs, which are utilized in the treatment of HIV/AIDS. Additionally, Matrix offers a line of finished dosage form products in both the ARV and non-ARV markets.

Matrix had been an Indian listed company in which Mylan owned a 71.2% controlling interest. Beginning in 2009, pursuant to the completion of a voluntary delisting offer, Mylan has purchased additional shares of Matrix from its minority shareholders, bringing both the Company’s total ownership and control to over 97%. Matrix’s stock was delisted from the Indian stock exchanges effective August 21, 2009.

The acquisition of the former Merck Generics business has provided Mylan a worldwide commercial footprint, including leadership positions in France and Australia and several other key European and Asia Pacific markets, as well as a leading branded specialty pharmaceutical business focusing on respiratory and allergy products.

Currently, Mylan markets more than 900 different products covering a vast array of therapeutic categories, to consumers in more than 140 countries and territories across the globe. We offer an extensive range of dosage forms and delivery systems, including oral solids, topicals, liquids and semi-solids, as well as some which are difficult to formulate and manufacture and typically have longer product life cycles than traditional generic pharmaceuticals, including high potency formulations, steriles, injectables, transdermal patches, controlled release and respiratory delivery products.

We believe that the breadth and depth of our business provides certain competitive advantages over many of our competitors in major markets. These advantages include global research and development and manufacturing facilities that provide for additional technologies, economies of scale and a broad product portfolio, as well as an API business, which ensures a high quality, stable supply.

We were incorporated in Pennsylvania in 1970. We amended our articles of incorporation to change our name from Mylan Laboratories Inc. to Mylan Inc., effective October 2, 2007. Our common stock is listed on The NASDAQ Stock Market under the symbol “MYL.” Our principal offices are located at 1500 Corporate Drive, Canonsburg, Pennsylvania 15317 and the telephone number is (724) 514-1800. Our Internet address is www.mylan.com. Information on our website does not constitute part of this prospectus.

RISK FACTORS

An investment in our securities involves significant risks. Before purchasing any securities you should carefully consider and evaluate all of the information included and incorporated by reference or deemed to be incorporated by reference in this prospectus or the applicable prospectus supplement, including the risk factors incorporated by reference herein from our Quarterly Report on Form 10-Q for the period ended March 31, 2010, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein or in the applicable prospectus supplement. Our business, financial position, results of operations or liquidity could be adversely affected by any of these risks.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, we will not receive any proceeds from the sale of shares of our common stock by any selling shareholder named in such prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our consolidated ratio of earnings to fixed charges and earnings to fixed charges and preferred stock dividends for the periods indicated.(1)

		Calendar Years		Nine Months
	Three Months	Ended		Ended	Fiscal Years Ended
	Ended	December 31,		December 31,	March 31,
	March 31, 2010	2009	2008(2)	2007(3)	2007	2006

Ratio of earnings to fixed charges	2.64x	1.69x	—	—	8.01x	8.56x
Ratio of earnings to fixed charges and preferred stock dividends	2.02x	1.48x	—	—	8.01x	8.56x

(1)	Effective October 2, 2007, we amended our bylaws to change our fiscal year from beginning April 1st and ending March 31st, to beginning January 1st and ending December 31st. This change resulted in a nine-month transition period from April 1, 2007 until December 31, 2007.

(2)	Due to the Company’s loss for the year ended December 31, 2008, the ratio coverages were less than 1:1. The Company would have needed to generate additional earnings of approximately $75.4 million to achieve coverage ratios of 1:1. Included in earnings for calendar year ended December 31, 2008 is a charge of $385 million related to an impairment loss on the goodwill of the Dey business and $468 million related to our sale of the product rights to Bystolictm.

(3)	Due to the Company’s loss for the nine months ended December 31, 2007, the ratio coverages were less than 1:1. The Company would have needed to generate additional earnings of approximately $1.1 billion to achieve coverage ratios of 1:1. Included in earnings for the nine months ended December 31, 2007 is $1.27 billion to write off acquired in-process research and development costs associated with the former Merck Generics business acquisition.

For the purpose of computing the ratio of earnings to fixed charges and preferred stock dividends, earnings consist of income before provision for income taxes and before adjustment for losses or earnings from equity investments plus fixed charges and dividends received from equity investments. Fixed charges consist of interest charges (whether expensed or capitalized), amortization of debt expense and that portion of rental expense we believe to be representative of interest and dividends payable on our 6.50% Mandatory Convertible Preferred Stock. Note that prior to our fiscal year ended March 31, 2006, interest charges and that portion of rental expense representative of interest were immaterial. In addition, prior to the issuance of our 6.50% Mandatory Convertible Preferred Stock in November 2007, no shares of preferred stock had been issued.

DESCRIPTION OF CAPITAL STOCK

Set forth below is a summary description of all the material terms of our capital stock. For more information, please see our Amended and Restated Articles of Incorporation, or the articles, which are incorporated by reference to the registration statement of which this prospectus forms a part as Exhibit 3.1.

Authorized Shares

We have an authorized capital stock of 1,505,000,000 shares of consisting of: (1) 1,500,000,000 shares of common stock, par value $0.50 per share, and (2) 5,000,000 shares of preferred stock, par value $0.50 per share.

Preferred Stock

The authorized shares of preferred stock are issuable from time to time in one or more series on the terms set by the resolution or resolutions of our board of directors providing for the issuance thereof. Each series of preferred stock would have such number, dividend rate (which might or might not be cumulative), voting rights, liquidation preferences, redemption and sinking fund provisions, conversion or exchange rights or other rights and preferences, if any, as our board of directors may determine, subject to the Pennsylvania Business Corporation Law of 1988, as amended, or BCL.

We have 300,000 shares of preferred stock which are designated as Series A Junior Participating Preferred Stock, none of which are currently outstanding. On November 14, 2007, we designated 2,139,000 shares of preferred stock as our 6.50% Mandatory Convertible Preferred Stock. The preferred stock pays, when declared by our board of directors, dividends at a rate of 6.50% per annum on the liquidation preference of $1,000 per share, payable quarterly in arrears in cash, shares of our common stock or a combination thereof at our election. Each share of preferred stock will automatically convert on November 15, 2010, into between 58.5480 shares and 71.4286 shares of our common stock, depending on the average daily closing price per share of our common stock over the 20 trading day period ending on the third trading day prior to November 15, 2010. The conversion rate is subject to anti-dilution adjustments in certain circumstances. Holders may elect to convert at any time at the minimum conversion rate of 58.5480 shares of common stock for each share of preferred stock. For a further description of the 6.50% Mandatory Convertible Preferred Stock, see the articles, which are incorporated by reference to the registration statement of which this prospectus forms a part as Exhibit 3.1.

Voting Rights

General.  All voting power of our shares belongs exclusively to the holders of our common stock, except for such voting rights as may be granted to the holders of any preferred stock to be issued by us under our articles or in the resolutions of our board of directors establishing any such series, or as otherwise required by law. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a shareholder vote and do not have cumulative voting rights in the election of directors. The absence of cumulative voting means that a nominee for director must receive the votes of a plurality of the shares voted in order to be elected and that the holders of a majority of the shares voting for the election of directors can elect the entire board of directors. However, Mylan has adopted a standard requiring that a director nominee receive a majority of the votes cast; in other words, the number of shares voted “for” a director must exceed 50% of the votes cast with respect to him or her. If a director receives less than a majority, the director shall submit his or her resignation to the Chairman of the Board for consideration by the Governance and Nominating Committee, who will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. However, in a “Contested Election,” the policy to tender a resignation for receiving less than a majority of votes cast does not apply. A “Contested Election” means an election of directors with respect to which, as of five days prior to the date the corporation first mails the notice of meeting for such meeting to shareholders, there are more nominees for election than positions on the board of directors to be filled by election at the meeting.

Transactions with an Interested Person.  The articles require that certain transactions between us and an “interested person” be approved by the affirmative votes of the holders of 75% of the outstanding shares of common stock entitled to vote. An “interested person” is defined by the articles to mean any person who beneficially owns 10% or more of our outstanding common stock.

The transactions subject to this special vote requirement include (1) any merger or consolidation to which we and an interested person are parties, (2) any sale, lease, exchange or other disposition of all of substantially all of our consolidated assets to an interested person, (3) the adoption of any plan or proposal for our liquidation or dissolution under which the rights of an interested person differ from those accorded to other holders of our common stock, or (4) any transaction of a character described in (1), (2) or (3) involving an “affiliate” or “associate” of an interested person or an associate of any such affiliate. For purposes of this provision, (a) an “affiliate” of a person is another person that directly or indirectly controls, is controlled by or is under common control with such person and (b) an “associate” of a person is (i) any corporation or organization of which such person is an officer, partner or the beneficial owner of 10% or more of any class of equity securities, (ii) any trust or estate in which such person has a 10% or greater beneficial interest or for which such person serves as trustee or in a similar capacity; or (iii) any relative or spouse of such person, or relative of such spouse, who has the same residence as such person.

This special shareholder vote requirement does not apply to any transaction which is (1) approved by the vote of a majority of our board of directors prior to the time the interested person involved in the transaction became an interested person or (2) approved prior to consummation by the vote of a majority of our board of directors disregarding the vote of any director who is the interested person involved in the transaction, an affiliate, associate or agent of such interested person or an associate or agent of any such affiliate.

Shareholder Action — Meetings and Special Meetings.  Our Second Amended and Restated Bylaws, or the bylaws, provide that an annual meeting of shareholders will be held on such date and time as may be fixed by the board of directors. Special meetings of shareholders may be called at any time by the chairman of our board of directors or by two-thirds of the board of directors. Business transacted at such annual and special meetings must meet certain requirements specified by our bylaws, which are incorporated by reference to the registration statement of which this prospectus forms a part as Exhibit 3.2.

Amendment of Articles and Bylaws.  Any amendment to the articles provisions described under “Transactions with an Interested Person” above would require approval by the affirmative votes of the holders of 75% of the outstanding shares of common stock entitled to vote. By statute, any amendment to any other provision of the articles or any amendment of the bylaws by the shareholders would require approval by a majority of the votes cast on the proposed amendment at a meeting of shareholders at which a quorum of a majority of the voting power of the voting stock was present. In addition, there can be no amendment to any provision of the articles or that would amend, alter or affect the powers, preferences or rights of the 6.50% Mandatory Convertible Preferred Stock so as to adversely affect the holders thereof, without the affirmative vote of the holders of at least two-thirds of the outstanding shares of the 6.50% Mandatory Convertible Preferred Stock, voting together as a single class. Except as to matters for which a shareholder vote is required, our board of directors may also amend the bylaws at any regular or special meeting.

Board of Directors

The number of directors which constitute the full board of directors may be not be less than three, provided that if all the shares of the Company shall be owned beneficially and of record by either one or two shareholders, the number of directors may be less than three but not less than the number of shareholders, with the exact number to be fixed by our board of directors or the shareholders. Except as otherwise required by law, vacancies on our board of directors caused by the death, resignation or removal of a director may be filled by appointment thereto by the chairman of our board of directors, or in his absence, by the vice chairman of the board of directors, and such director so appointed shall serve for the unexpired term of the director causing such vacancy.

Nomination of Director Candidates.  Our bylaws require that any shareholder intending to nominate a candidate for election as a director must give written notice of the nomination, containing certain specified information, to our secretary not later than 120 days prior to the anniversary date of the immediately preceding annual shareholder meeting (provided that such meeting is called for a date within 25 days of such anniversary date) or, in the case of a special meeting of shareholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on the earlier of the first date notice or other public disclosure of such meeting.

Shareholder Rights Plan

We have established a shareholder rights plan under which each share of common stock presently outstanding or which is issued hereafter prior to the “distribution date,” defined below, is granted one preferred share purchase right, or a right. Each right entitles the registered holder to purchase from us one one-thousandth of a share of Series A Junior Participating Preferred Stock, par value $0.50 per share, or Series A Preferred Stock, or, in certain circumstances, shares of common stock, other securities, and/or cash or other property, at a purchase price of $90 per share of Series A Preferred Stock (or, when applicable, common stock, securities, cash, and/or other property), subject to adjustment. The complete terms and conditions of the rights are set forth in a rights agreement between us and American Stock Transfer & Trust Company, as rights agent, as amended through December 19, 2005, or the Rights Agreement, which is referenced as Exhibits 4.2(a)-(f) hereto.

Until a distribution date occurs, the rights will be evidenced by the certificate for the shares of our common stock to which they are attached, and the transfer of any certificate for common stock will also constitute the transfer of the rights attached to such shares. The rights will detach from the outstanding shares of our common stock and separate right certificates will be issued when there is a distribution date, and thereafter the right certificates alone will represent the rights. The rights are not exercisable until the distribution date and will expire at the close of business on August 13, 2014 (the “final expiration date”), unless the final expiration date is extended or unless the rights are earlier redeemed or exchanged by us, in each case.

A “distribution date” will occur on (i) the tenth day following a public announcement that a person has become an acquiring person (the date of such public announcement being the “shares acquisition date”), or (ii) if earlier, the tenth business day (or such later date as may be determined by our board of directors prior to such time as any person becomes an acquiring person) following the commencement or announcement of a tender or exchange offer that would result in a person or group of affiliated or associated persons becoming the beneficial owner of 15% or more of the outstanding shares of common stock.

An “acquiring person” is a person or group of affiliated or associated persons that beneficially owns 15% or more of the outstanding shares of common stock but does not include (1) us, our subsidiaries, any of our or our subsidiaries’ employee benefit plans, or any entity holding shares of common stock pursuant to the terms of any such plan; (2) any person or group that becomes the beneficial owner of 15% or more of the outstanding shares of common stock solely as a result of the acquisition of common stock by us, unless such person or group thereafter acquires additional shares of common stock; or (3) subject to certain conditions set forth in the Rights Agreement, a person that otherwise would have become an acquiring person as a result of an inadvertent acquisition of 15% or more of the outstanding shares of common stock.

The purchase price payable upon exercise of the rights and the number of shares of Series A Preferred Stock (and the amount of other securities and/or property, if any) issuable upon exercise of the rights are subject to adjustment from time to time to prevent dilution in the event that (i) there is a stock dividend on, or a subdivision, combination, or reclassification of the Series A Preferred Stock, or (ii) the holders of Series A Preferred Stock are granted certain options, warrants, or rights to subscribe for or purchase shares of Series A Preferred Stock (or equivalent preferred stock) or securities convertible into Series A Preferred Stock (or securities convertible into equivalent preferred stock) at a price less than the current market price of Series A Preferred Stock, or (iii) any evidences of indebtedness or assets (other than regular quarterly cash dividends or dividends payable in shares of Series A Preferred Stock) or any subscription rights or warrants (other than rights, options, or warrants of the type referred to in clause (ii) of this paragraph) are distributed to the holders of Series A Preferred Stock.

Subject to certain exceptions as set forth in the Rights Agreement, no adjustment in the purchase price will be required until the cumulative adjustments amount to 1% of the purchase price. The number of outstanding rights and the number of one one-thousandths of a share of Series A Preferred Stock issuable upon exercise of each right are also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the shares of common stock payable in shares of common stock or subdivisions, consolidations, or combinations of the shares of common stock occurring, in any such case, prior to the distribution date. No fractional shares of Series A Preferred Stock (other than fractions that are integral multiples of one one-thousandths of a share of Series A Preferred Stock, which, at our election, may be evidenced by depository receipts) will be issued upon exercise of the rights, but, in lieu thereof, a cash adjustment will be paid to the holder of the exercised rights based on the market price of the Series A Preferred Stock on the last trading date prior to the date of exercise.

Shares of Series A Preferred Stock purchasable upon exercise of the rights will not be redeemable. The dividend, liquidation, and voting rights, and non-redemption features of the Series A Preferred Stock are designed so that the value of a one one-thousandth interest in a share of Series A Preferred Stock purchasable upon exercise of each right should approximate the value of one share of our common stock. Each whole share of Series A Preferred Stock will be entitled to receive a quarterly preferential dividend equal to the greater of (a) $1.00 or (b) 1,000 times the dividend declared with respect to each share of our common stock. In the event of liquidation, the holders of each whole share of Series A Preferred Stock will be entitled to receive a preferential liquidation payment equal to the greater of (1) $1,000.00 or (2) 1,000 times the payment made per share of common stock. Each share of Series A Preferred Stock will have 1,000 votes, voting together with the shares of our common stock. Finally, in the event of any merger, consolidation, or other transaction in which shares of our common stock are exchanged for or changed into other stock or securities, cash, and/or other property, each share of Series A Preferred Stock will be entitled to receive 1,000 times the amount received per share of our common stock. These rights and preferences are protected by customary anti-dilution provisions.

Once a person has become an acquiring person, all rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by an acquiring person will be null and void. In the event that any person becomes an acquiring person, proper provision shall be made so that each holder of a right (other than a right that is or was beneficially owned by an acquiring person that has become null and void pursuant to the terms of the Rights Agreement), shall thereafter have the right to receive upon exercise of such right that number of shares of common stock (or, in certain circumstances, Series A Preferred Stock, or other securities, property and/or cash) having a value equal to two times the then-current purchase price.

In the event that, at any time after a person becomes an acquiring person, (1) we are acquired in a merger or other business combination, or (2) 50% or more of the assets or earning power of us and our subsidiaries (taken as a whole) is sold or otherwise transferred, proper provision will be made so that each holder of a right (other than a right that is or was beneficially owned by an acquiring person that has become null and void pursuant to the terms of the Rights Agreement) shall thereafter have the right to receive upon exercise of such right, in lieu of shares of Series A Preferred Stock, shares of common stock of the acquiror then having a current market value equal to two times the then-current purchase price.

At any time prior to the shares acquisition date, our board of directors may redeem the rights in whole, but not in part, at a price of $0.001 per right, subject to adjustment (the “redemption price”). The redemption of the rights may be made effective at such time, on such basis, and with such conditions as the board of directors in its sole discretion may establish. Immediately upon any redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

At any time after any person becomes an acquiring person, and prior to the time any person (other than us, our subsidiaries, any of our or our subsidiaries’ employee benefit plan, and any entity holding shares of common stock pursuant to the terms of any such plan) becomes the beneficial owner of 50% or more of the outstanding shares of our common stock, we may, at the option and election of our board of directors, exchange shares of our common stock (or in certain circumstances, shares of Series A Preferred Stock) for all or any part of the then-outstanding and unexercised rights (other than rights that are or were beneficially owned by an acquiring person that have become null and void pursuant to the terms of the Rights Agreement) at an exchange rate of one share of our common stock (or in certain circumstances, one one-thousandth of a share of Series A Preferred Stock) per right, appropriately adjusted to reflect any stock dividend, stock split, reverse stock split, or other similar transaction that occurred after August 22, 1996.

The terms of the rights may be amended by our board of directors without the consent of the holders of the rights, except that from and after the close of business on the tenth calendar day following the shares acquisition date no such amendment may adversely affect the interests of the holders of the rights (other than rights that are or were beneficially owned by an acquiring person that have become null and void pursuant to the terms of the Rights Agreement) and provided, however, that if such amendment occurs on or after an adverse change of control, then the rights plan may be amended only if there are continuing directors in office and such amendment is authorized by a majority of such continuing directors.

Pennsylvania Business Corporation Law

The provisions of the articles described under “Voting Rights” and “Board of Directors” above and our shareholder rights plan are in addition to certain provisions of Chapter 25 of the BCL, which may have the effect of discouraging or rendering more difficult a hostile takeover attempt against us.

Under Section 2538 of the BCL, any merger, consolidation, share exchange or sale of assets between us or one of our subsidiaries and any of our shareholders, any of our divisions in which any shareholder receives a disproportionate amount of any shares of common stock or other securities of any corporation resulting from the division, any voluntary dissolution of our company in which a shareholder is treated differently from other shareholders of the same class or any reclassification in which any shareholder’s voting or economic interest in us is materially increased relative to substantially all other shareholders must, in addition to any other shareholder vote required, be approved by a majority of the votes which all shareholders other than the shareholder receiving the special treatment are entitled to cast with respect to the transaction. This special vote requirement does not apply to a transaction (1) which has been approved by a majority vote of our board of directors, without counting the vote of certain directors affiliated with or nominated by the interested shareholder or (2) in which the consideration to be received by the shareholders is not less than the highest amount paid by the interested shareholder in acquiring shares of the same class.

We have elected to opt out of:

•	Subchapter 25E of the BCL, which, if any person or group acting in concert acquires voting power over shares representing 20% or more of the votes which all of our shareholders would be entitled to cast in an election of directors, would have permitted any other shareholder to demand that such person or group purchase such shareholder’s shares at a price determined in an appraisal proceeding;

•	Subchapter 25G of the BCL, which would have required a shareholder vote to accord voting rights to control shares acquired by a 20% shareholder in a control-share acquisition; and

•	Subchapter 25H of the BCL, which would have required a person or group to disgorge to us any profits received from a sale of our equity securities within 18 months after the person or group acquired or offered to acquire 20% of our voting power or publicly disclosed an intention to acquire control of Mylan.

Dividend Rights

The holders of common stock are entitled to dividends when, as and if declared by our board of directors out of funds legally available therefor. If preferred stock is issued, our board of directors may grant to the holders of such preferred stock preferential dividend rights that would prohibit payment of dividends on the common stock unless and until specified dividends on the preferred stock had been paid or in other circumstances and/or rights to share ratably in any dividends payable on the common stock. The 6.50% Mandatory Convertible Preferred Stock ranks senior to our common stock with respect to dividends.

Liquidation Rights

Upon liquidation, dissolution or winding up of our company, whether voluntary or involuntary, the holders of our common stock are entitled to share ratably in our assets available for distribution after all of our liabilities have been satisfied and all preferential amounts payable to the holders of preferred stock have been paid. If preferred stock is issued, our board of directors may grant to the holders of such stock preferential liquidation rights, which would entitle them to be paid out of our assets available for distribution before any distribution is made to the holders of common stock and/or rights to participate ratably with the common stock in any such distribution. The 6.50% Mandatory Convertible Preferred Stock ranks senior to our common stock with respect to rights upon liquidation.

Indemnification

Under Section 1746 of the BCL, a Pennsylvania corporation is authorized to indemnify its officers, directors, employees and agents under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their holding or having held such positions with the corporation and to purchase and maintain insurance of such indemnification. Our bylaws substantively provide that we will indemnify our officers and directors and, to the extent authorized by our board of directors, our employees and agents, to the fullest extent authorized by law, including Section 1746 of the BCL.

Section 1713 of the BCL permits a Pennsylvania corporation, by so providing in its bylaws, to eliminate the personal liability of a director for monetary damages for any action taken unless the director has breached or failed to perform the duties of his office and the breach or failure constitutes self-dealing, willful misconduct or recklessness. In addition, no such limitation of liability is available with respect to the responsibility or liability of a director pursuant to any criminal statute or for the payment of taxes pursuant to federal, state or local law. Our bylaws eliminate the personal liability of the directors to the fullest extent permitted by Section 1713 of the BCL.

Our bylaws provide that each person who is or was serving as a director or officer of the corporation, or any person who, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise shall be entitled to indemnification as and to the fullest extent permitted by law, including the BCL or any successor statutory provision, as from time to time amended.

Our bylaws also provide that we may maintain an insurance policy which insures any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the BCL.

In addition, we have indemnification agreements with our directors and contractual indemnification obligations to certain of our officers, which provide that we will indemnify such persons against any and all expenses, liabilities and losses incurred by such person in connection with any threatened, pending or completed action, suit, proceeding or investigation to which such person was or is a party, or is threatened to be made a party, because such person is or was a director or officer of our company or of any of our subsidiaries, or served at our request as a director, officer, trustee, employee or agent of another entity, provided generally that such proceeding was authorized by our board of directors.

Miscellaneous

The holders of shares of our common stock do not have preemptive rights or conversion rights and there are no redemption or sinking fund provisions applicable to our common stock. Holders of fully paid shares of common stock are not subject to any liability for further calls or assessments.

Transfer Agent and Registrar

The transfer agent and registrar of our common stock is American Stock Transfer and Trust Company. Its address is 59 Maiden Lane, Plaza Level, New York, New York 10038, and its telephone number at this location is (212) 509-1745. The transfer agent and registrar of our preferred stock will be designated in the prospectus supplement through which such preferred stock is offered.

Listing

Our common stock is listed on The NASDAQ Stock Market under the symbol “MYL.”

DESCRIPTION OF DEBT SECURITIES

We may offer unsecured debt securities which may be senior or subordinated and may be convertible or exchangeable. Unless otherwise specified in the applicable prospectus supplement, our debt securities will be issued in one or more series under an indenture to be entered into between us and The Bank of New York Mellon, as trustee. The indenture is filed as an exhibit to the registration statement of which this prospectus forms a part.

The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities, will be described in the related prospectus supplement. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the applicable prospectus supplement and the following description.

Debt Securities

The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The debt securities may be issued in one or more series as may be authorized from time to time. Reference is made to the applicable prospectus supplement for the following terms of the debt securities (if applicable):

•	title and aggregate principal amount;

•	whether the securities are subject to subordination and applicable subordination provisions, if any;

•	conversion or exchange into any securities or property;

•	percentage or percentages of principal amount at which such securities will be issued;

•	issuance date;

•	maturity date(s);

•	interest rate(s) or the method for determining the interest rate(s);

•	dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

•	whether interest will be payable in cash or in additional debt securities of the same series, or shall accrue and increase the aggregate principal amount outstanding of such series (including if the debt securities were originally issued at a discount);

•	redemption or early repayment provisions;

•	authorized denominations;

•	form;

•	amount of discount or premium, if any, with which such securities will be issued;

•	whether such securities will be issued in whole or in part in the form of one or more global securities;

•	identity of the depositary(ies) for global securities;

•	whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

•	the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	any covenants applicable to the particular debt securities being issued;

•	any defaults and events of default applicable to the particular debt securities being issued;

•	currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on such securities will be payable;

•	securities exchange(s) on which the securities will be listed, if any;

•	our obligation or right to redeem, purchase or repay securities under a sinking fund, amortization or analogous provision;

•	provisions relating to covenant defeasance and legal defeasance of securities of the series;

•	provisions relating to satisfaction and discharge of the indenture;

•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

•	provisions, if any, granting special rights upon the occurrence of specified events;

•	any restriction of transferability of the series; and

•	additional terms not inconsistent with the provisions of the indenture.

In addition, the applicable prospectus supplement will describe whether any underwriter will act as a market maker for the securities, and the extent to which a secondary market for the securities is or is not expected to develop.

General

The debt securities may consist of debentures, notes, bonds or other types of indebtedness. One or more series of debt securities may be sold at a substantial discount below its stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement.

Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency or other indices or other formulas. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currency or other reference factor. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currency or other reference factor to which the amount payable on such date is linked and certain additional United States federal income tax considerations will be set forth in the applicable prospectus supplement.

The term “debt securities” includes debt securities denominated in U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or currency unit.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $1,000 and any integral multiples thereof. Subject to the limitations provided in the indenture and in the applicable prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the corporate office of the trustee or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

PLAN OF DISTRIBUTION

We may sell the common stock, preferred stock or any series of debt securities and selling shareholders may sell common stock being offered hereby in one or more of the following ways from time to time:

•	to underwriters or dealers for resale to the public or to institutional investors;

•	directly to institutional investors;

•	directly to a limited number of purchasers or to a single purchaser;

•	through agents to the public or to institutional investors; or

•	through a combination of any of these methods of sale.

The prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the offering terms, including the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the net proceeds to be received by us or selling shareholders from the sale;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

If we or selling shareholders use underwriters or dealers in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

•	privately negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities may be offered either to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

If indicated in an applicable prospectus supplement, we or selling shareholders may sell the securities and selling shareholders may sell common stock through agents from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions paid to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. We or selling shareholders may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase securities at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth any commissions paid for solicitation of these delayed delivery contracts.

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us or selling shareholders. Any remarketing firm will be identified and the terms of its agreements, if any, with us or selling shareholders and its compensation will be described in the applicable prospectus supplement.

Agents, underwriters and other third parties described above may be entitled to indemnification by us or selling shareholders against certain civil liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us or selling shareholders in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market, other than our common stock, which is listed on The NASDAQ Stock Market. Any common stock sold will be listed on The NASDAQ Stock Market, upon official notice of issuance. The securities other than the common stock may or may not be listed on a national securities exchange. Any underwriters to whom securities are sold by us or selling shareholders for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon by Kristin A. Kolesar, Esq., Senior Vice President and Global General Counsel, Operations of Mylan Inc. Ms. Kolesar is a participant in various employee benefit plans offered by us to our employees generally. In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities may be passed upon for us by Ms. Kolesar and/or Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements, and the related consolidated financial statement schedule, incorporated in this Prospectus by reference from the Annual Report of Mylan Inc. on Form 10-K, and the effectiveness of Mylan Inc. and subsidiaries’ (the “Company”) internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports (which reports (1) express an unqualified opinion and include explanatory paragraphs relating to the adoption of the new authoritative guidance regarding convertible debt instruments that may be settled in cash or other assets upon conversion, the new authoritative guidance regarding noncontrolling interests and the Company’s change in its fiscal year and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting) which are incorporated herein by reference. Such consolidated financial statements and the related consolidated financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table sets forth the expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of the securities being registered hereby. All amounts, except the SEC registration fee, are estimates:

Amount
to be Paid

SEC registration fee	$ *
Blue Sky fees and expenses	10,000
Legal fees and expenses (other than Blue Sky fees and expenses)	500,000
Accounting fees and expenses	25,000
Transfer agent and registrar fees and expenses	25,000
Trustees’ fees and expenses	25,000
Stock exchange listing fees	100,000
Printing and engraving costs	275,000
Miscellaneous	50,000

Total	$1,010,000

*	Deferred in accordance with Rule 456(b) and 457(r) of the Securities Act.

Item 15.	Indemnification of Directors and Officers

Mylan Inc. is organized under the laws of Pennsylvania. Section 1746 of the Pennsylvania Business Corporation Law of 1988, as amended (“BCL”), authorizes a Pennsylvania corporation to indemnify its officers, directors, employees and agents under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their holding or having held such positions with the corporation and to purchase and maintain insurance of such indemnification. Our bylaws substantively provide that we will indemnify our officers and directors and, to the extent authorized by our board of directors, our employees and agents, to the fullest extent authorized by law, including provided by Section 1746 of the BCL.

Section 1713 of the BCL permits a Pennsylvania corporation, by so providing in its bylaws, to eliminate the personal liability of a director for monetary damages for any action taken unless the director has breached or failed to perform the duties of his office and the breach or failure constitutes self-dealing, willful misconduct or recklessness. In addition, no such limitation of liability is available with respect to the responsibility or liability of a director pursuant to any criminal statute or for the payment of taxes pursuant to federal, state or local law. Our bylaws eliminate the personal liability of the directors to the fullest extent permitted by Section 1713 of the BCL.

Our bylaws provide that each person who is or was serving as a director or officer of the corporation, or any person who, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise shall be entitled to indemnification as and to the fullest extent permitted by law, including the BCL or any successor statutory provision, as from time to time amended.

Our bylaws also provide that we may maintain an insurance policy which insures directors and officers against certain liabilities which might be incurred in connection with the performance of their duties.

In addition, we have indemnification agreements with our directors and contractual indemnification obligations to certain of our officers, which provide that Mylan will indemnify such persons against any and all expenses, liabilities and losses incurred by such person in connection with any threatened, pending or completed action, suit, proceeding or investigation to which such person was or is a party, or is threatened to be made a party, because such person is or was a director or officer of Mylan or of any of its subsidiaries, or served at the request of Mylan as a director, officer, trustee, employee or agent of another entity, provided generally that such proceeding was authorized by Mylan’s board of directors.

Item 16.	Exhibits.

A list of exhibits filed herewith is contained in the exhibit index that immediately precedes such exhibits and is incorporated herein by reference.

The agreements included or incorporated by reference as exhibits to this registration statement contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties were made solely for the benefit of the other parties to the applicable agreement and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in such agreement by disclosures that were made to the other party in connection with the negotiation of the applicable agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement.

Mylan Inc. acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this registration statement not misleading.

Item 17.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date.

(5) (a) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Canonsburg, Commonwealth of Pennsylvania, on May 19, 2010.

MYLAN INC.

By:	/s/ John D. Sheehan
Name:     John D. Sheehan

Title:	Executive Vice President
and Chief Financial Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of Mylan Inc., a Pennsylvania corporation, hereby constitutes and appoints Robert J. Coury and John D. Sheehan, and each of them, as his or her true and lawful attorney-in-fact and agent, severally, with full power of substitution and resubstitution, in his or her name and on his or her behalf, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power of authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert J. Coury Robert J. Coury	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	May 19, 2010

/s/ John D. Sheehan John D. Sheehan	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 19, 2010

/s/ Daniel C. Rizzo, Jr. Daniel C. Rizzo, Jr.	Senior Vice President, Chief Accounting Officer and Corporate Controller (Principal Accounting Officer)	May 19, 2010

/s/ Rodney L. Piatt Rodney L. Piatt	Vice Chairman and Director	May 19, 2010

/s/ Wendy Cameron Wendy Cameron	Director	May 19, 2010

Signature	Title	Date

/s/ Neil F. Dimick Neil F. Dimick	Director	May 19, 2010

/s/ Douglas J. Leech Douglas J. Leech	Director	May 19, 2010

/s/ Joseph C. Maroon, M.D. Joseph C. Maroon, M.D.	Director	May 19, 2010

/s/ Mark W. Parrish Mark W. Parrish	Director	May 19, 2010

/s/ C.B. Todd C.B. Todd	Director	May 19, 2010

/s/ R.L. Vanderveen, Ph.D., R. Ph. R.L. Vanderveen, Ph.D., R. Ph.	Director	May 19, 2010

EXHIBIT INDEX

Exhibit
No.		Description

1	.1*	Form of Underwriting Agreement related to common stock.
1	.2*	Form of Underwriting Agreement related to preferred stock.
1	.3*	Form of Underwriting Agreement related to debt securities.
3.1		Amended and Restated Articles of Incorporation of the registrant, as amended to date, filed as Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, and incorporated herein by reference.
3.2		Second Amended and Restated Bylaws of the registrant, as amended to date, filed as Exhibit 3.2 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, and incorporated herein by reference.
4.1		Specimen common stock certificate, filed as Exhibit 7 to the registrant’s Registration Statement on Form 8-A filed on April 3, 1986, and incorporated by reference herein.
4	.2(a)	Rights Agreement dated as of August 22, 1996, between the registrant and American Stock Transfer & Trust Company, filed as Exhibit 4.1 to the Report on Form 8-K filed with the SEC on September 3, 1996, and incorporated herein by reference.
4	.2(b)	Amendment to Rights Agreement dated as of November 8, 1999, between the registrant and American Stock Transfer & Trust Company, filed as Exhibit 1 to Form 8-A/A, filed with the SEC on March 31, 2000, and incorporated herein by reference.
4	.2(c)	Amendment No. 2 to Rights Agreement dated as of August 13, 2004, between the registrant and American Stock Transfer & Trust Company, filed as Exhibit 4.1 to the Report on Form 8-K filed with the SEC on August 16, 2004, and incorporated herein by reference.
4	.2(d)	Amendment No. 3 to Rights Agreement dated as of September 8, 2004, between the registrant and American Stock Transfer & Trust Company, filed as Exhibit 4.1 to the Report on Form 8-K filed with the SEC on September 9, 2004, and incorporated herein by reference.
4	.2(e)	Amendment No. 4 to Rights Agreement dated as of December 2, 2004, between the registrant and American Stock Transfer & Trust Company, filed as Exhibit 4.1 to the Report on Form 8-K filed with the SEC on December 3, 2004, and incorporated herein by reference.
4	.2(f)	Amendment No. 5 to Rights Agreement dated as of December 19, 2005, between the registrant and American Stock Transfer & Trust Company, filed as Exhibit 4.1 to the Report on Form 8-K filed with the SEC on December 19, 2005, and incorporated herein by reference.
4	.3*	Specimen preferred stock certificate.
4	.4*	Form of Certificate of Designation of preferred stock.
4	.5*	Form of debt securities.
4	.6**	Indenture for debt securities, to be entered between the registrant and The Bank of New York Mellon, as trustee.
5	.1**	Opinion of Kristin A. Kolesar, Esq.
12	.1**	Statement of Computation of Ratios of Earnings to Fixed Charges and Earnings to Fixed Charges and Preferred Stock Dividends.
23	.1**	Consent of Deloitte and Touche LLP, independent registered public accounting firm.
23	.2**	Consent of Kristin A. Kolesar (included in Exhibit 5.1).
24	.1**	Power of Attorney (included on signature page hereto).
25	.1**	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Mellon, as trustee under the indenture for debt securities and the indenture for senior convertible notes.

*	To be filed by amendment or as an exhibit to a Current Report on Form 8-K and incorporated by reference herein

**	Filed herewith